================================================================================



     As filed with the Securities and Exchange Commission on February 3, 2000



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                  --------------------------------------------


                               AMENDMENT NO. 4 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                  --------------------------------------------


                                  UNIVEC, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                                               11-3163455
----------------------------                                 -------------------
(State or Other Jurisdiction                                    (IRS Employer
      of Incorporation)                                      Identification No.)

                                 22 Dubon Court
                     Farmingdale, New York, New York, 11735
                            Telephone: (516) 777-2000
                           Telecopier: (516) 777-2786
               (Address, including zip code, and telephone number,
               including area code of Principal Executive Offices)
                  --------------------------------------------

                                 Joel Schoenfeld
                Chairman of the Board and Chief Executive Officer
                                  UNIVEC, Inc.
                                 22 Dubon Court
                     Farmingdale, New York, New York, 11735
                            Telephone: (516) 777-2000
                           Telecopier: (516) 777-2786
            (Name, address, including zip code, and telephone number,
                    including area code of agent for service)
                  --------------------------------------------

                                   Copies to:
                                Jack Becker, Esq.
                             Snow Becker Krauss P.C.
                                605 Third Avenue
                          New York, New York 10158-0125
                            Telephone: (212) 687-3860
                           Telecopier: (212) 949-7052

         Approximate Date of Commencement of Proposed Sale to Public: As soon as practical after this Registration Statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         Calculation of Registration Fee

===============================================================================================================
                                                   Proposed                Proposed
      Title of Each Class                           Maximum                Maximum
           of Securities        Amount to Be    Offering Price Per    Aggregate Offering       Amount of
       to Be Registered          Registered        Share(1)                Price(1)        Registration Fee
- -------------------------------------------------------------------------------------------------------------

Common Stock,
    $.001 par value,..........   37,500(2)        $1.0625 (4)           $39,843.75            $11.07

Common Stock,
    $.001 par value,..........  312,500(3)        $1.0625 (4)          $332,031.25            $92.30

Common Stock,
    $.001 par value,..........2,187,500(5)        $ .41 (6)            $896,875.00           $249.33

Common Stock,
    $.001 par value,..........5,463,273(7)        $ .41 (6)          $2,239,941.93           $622.70

Common Stock,
    $.001 par value,..........   25,000(8)        $ .41 (6)             $10,250.00             $2.85

Common Stock,
    $.001 par value,..........   44,444(9)        $ .41 (6)             $18,222.04             $5.07

Common Stock,
    $.001 par value,..........  250,000(10)       $ .41 (6)            $102,500.00            $28.50

Common Stock,
    $.001 par value, .........  500,000(11)       $ .41 (6)            $205,000.00            $56.99


Common Stock,
    $.001 par value, .........   416,666(12)      $ .75 (13)           $312,499.50            $82.50

Common Stock,
    $.001 par value, .........   223,600(14)      $ .75 (13)           $167,700.00            $44.27

Common Stock,
    $.001 par value, .........    50,000(15)      $ .75 (13)            $37,500.00            $ 9.90

Common Stock,
    $.001 par value, .........   360,000(16)      $ .75 (13)           $270,000.00            $71.28

---------------------------------------------------------------------------------------------------------------
Total Registration Fee........
                                                                                           $1,219.74 (17)
---------------------------------------------------------------------------------------------------------------

         (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933.

         (2) Represents 37,500 shares issuable upon exercise of Common Stock Purchase Warrants registered for sale by the selling securityholders named herein.

         (3) Represents 312,500 shares issuable upon conversion of 250 shares of Series C 5% Convertible Preferred Stock owned by the selling securityholders assuming a conversion price of $.80 per share.

         (4) Estimated in accordance with Rule 457(c) on the basis of the average of the high and low sales prices for a share of Common Stock on the Nasdaq SmallCap Market on March 9, 1999.

         (5) Represents the additional shares issuable upon conversion of 250 shares of Series C 5% Convertible Preferred Stock owned by the selling securityholders assuming a conversion price of $.10 per share. These 2,187,500 shares are in addition to the 312,500 shares included in this registration statement issuable upon conversion of the 250 shares of Series C 5% Convertible Preferred Stock owned by the selling securityholders assuming a conversion price of $.80 per share.

         (6) Estimated in accordance with Rule 457(c) on the basis of the closing sales price for a share of Common Stock on the Over-the Counter Electronic Bulletin Board on November 8, 1999.

         (7) Represents the additional shares issuable upon conversion of 612 shares of Series B 5% Convertible Preferred Stock owned by the selling securityholders assuming a conversion price of $.10 per share. These 5,463,273 shares are in addition to the shares of common stock issuable upon conversion of shares of Series B preferred stock owned by the selling securityholders assuming a conversion price of $.80 per share, which shares are included in Registration No. 333-62261 declared effective by the Securities and Exchange Commission December 11, 1998. See Explanatory Note on the facing page of this Amendment No. 3 to Registration Statement on Form S-3.

         (8) Represents shares issuable upon exercise of warrants issued to a registered broker-dealer in connection with the issuance and sale by Univec in a private placement in July 1998 of 750 shares of Series B 5% Convertible Preferred Stock and warrants to purchase 112,500 shares of common stock.

         (9) Represents shares issued by Univec to certain of the selling stockholders in connection with the issuance and sale of the Series C 5% Convertible Preferred Stock and the warrants to purchase 37,500 shares of common stock.

         (10) Consists of shares of common stock issuable upon exercise of options issued in connection with payment of fees for legal services.

         (11) Consists of shares of common stock issuable upon exercise of options granted under the Registrant's 1996 Stock Option Plan.


         (12) Represents shares issued in satisfaction of a portion of accrued salaries.

         (13) Estimated in accordance with Rule 457(c) on the basis of the closing sales price for a share of Common Stock on the Over-the Counter Electronic Bulletin Board on January 31, 2000.

         (14)      Represents shares issued in satisfaction of indebtedness.

         (15) Consists of shares of common stock issued in payment for services rendered.

         (16) Consists of shares of issued in payment for the purchase price of equipment.

         (17) Of the $1,219.74 total Registration Fee, $103.37 was paid on March 10, 1999, $908.45 was paid in November 12, 1999 and $207.92 is paid herewith.

================================================================================

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

         In accordance with Rule 429, the prospectus included in this Registration Statement also relates to the offering of securities included in Registration Statement No. 333-66261, declared effective December 11, 1998.

                                EXPLANATORY NOTE


         In accordance with Rule 429, the prospectus included in this Amendment No. 4 to Registration Statement on Form S-3 relates to the offering of 10,639,710 shares of common stock, of which 9,870,483 shares are included in this Registration Statement and 769,227 are included in Registration Statement 333-66261, declared effective by the Securities and Exchange Commission December 11, 1998. Registration Statement No. 333-66261, at the time it was declared effective, covered 1,050,000 shares of common stock, of which 280,773 shares have been sold prior to the effective date of this Amendment No. 4 to Registration Statement on Form S-3.

The information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


     PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED FEBRUARY 3, 2000

                                  UNIVEC, INC.


                        10,639,710 Shares of Common Stock


         The selling securityholders are offering to the public up to 10,639,710 shares of common stock. The selling securityholders can acquire up to 9,545,000 of these shares upon conversion of our series B and series C 5% convertible preferred stock, as payment of dividends on the series B and series C preferred stock and upon exercise of warrants and options to purchase common stock issued by us.


         The selling securityholders may sell common stock directly or through broker-dealers who will receive commissions or discounts. Sales of common stock made by broker-dealers may be ordinary brokerage transactions or block transactions on or off the NASD's over-the-counter electronic bulletin board. Sales may also be made through one or more dealers who may resell as principals, in privately negotiated transactions or otherwise, at the prevailing market price, a price related to the prevailing market price or at a negotiated price.


         The common stock is quoted on the NASD's over-the-counter electronic bulletin board under the trading symbol "UNVC." On January 31, 2000, the closing sale price of one share of common stock on the electronic bulletin board was $.75 per share.


         Univec will not receive any proceeds from the sale of common stock by the selling securityholders.

         The common stock is a speculative investment and involves a high degree of risk. You should read the description of certain risks under the caption "Risk Factors" commencing on page 3 before purchasing the common stock.

         Our executive offices are at 22 Dubon Court, Farmingdale, New York 11735, and our telephone number is 516-777-2000

         These securities have not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                              -------------------


                The date of this Prospectus is February __, 2000.

                                Table of Contents
                                                                            Page
                                                                            ----


Risk Factors...............................................................    3

Forward Looking Statements.................................................    9


Use of Proceeds............................................................    9


Where You Can Find Additional Information..................................    9

Information About Univec...................................................   11


Selling securityholders....................................................   14

Plan of Distribution.......................................................   17

Description of Securities..................................................   18

Legal Matters..............................................................   21


Experts....................................................................   21



                                -----------------

         This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized anyone to provide you with different information. The common stock will not be offered in any state where an offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover of this prospectus.

                                -----------------


This Prospectus does not constitute an offer to sell or to a solicitation of any offer to buy from any person in any state in which any such offer or solicitation would be unlawful.

                                  RISK FACTORS

         Before you invest in our common stock, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all other information included in this prospectus, including the documents that we incorporate by reference, before you decide to purchase shares of common stock.


                          Risks Related to Our Business

We have a history of operating losses and these losses may continue.


         We have incurred losses since the inception of the company. We incurred a net loss of $1,897,206 for the fiscal year ended December 31, 1998 and a net loss of $1,172,453 for the fiscal year ended December 31, 1997. We incurred a net loss of $1,311,686 for the nine months ended September 30, 1999. As a result of continuing losses our accumulated deficit was $5,301,536 at September 30, 1999. We expect to continue to incur operating losses until such time, if ever, as we derive significant increases in revenues from the sale of our locking clip syringes and other products we may develop.


We need additional financing or we may not be able to continue our operations.

         We need additional financing to continue our operations and we must raise funds through the sale of our securities or by other means. If funds are not available in adequate amounts, we will be forced to curtail our operations or seek protection from our creditors under the bankruptcy laws, which could have an adverse effect on our stockholders.

We may not realize revenues from licensing our patents and technology.

         If we are unable to realize revenue from licensing our patents and technologies, we will be dependent on our manufacturing operations which have not been profitable to date and our stockholders would be adversely affected.


About 74% of our sales in 1999 were made to only two customers.

         Two customers each accounted for approximately 37% of our revenues during 1999. Together they accounted for about 74% of revenues. If either one or both of these customers stopped purchasing our locking clip syringes in substantial quantities our business, financial condition and results of operations could be materially adversely affected.

We are dependent on outside contract manufacturers and we could be affected by interruptions to production.

         We depend on several outside contract manufacturers to produce and assemble our 1cc locking clip syringes. We have a contract with West Pharmaceutical Services to manufacture up to 100,000,000 plungers and another supply contract with a Portuguese manufacturer with an annual capacity of 75,000,000 units. The Portuguese manufacturer also manufactures syringe barrels and assembles and packages completed 1cc locking clip syringes for us. In addition, we have arrangements with three other foreign syringe manufacturers, with a capacity of 100,000,000 units annually, to assemble and package completed 1cc locking clip syringes from proprietary plunger/clip assemblies manufactured for us by West or the Portuguese manufacturer. The failure of one or more of our outside manufacturers or assemblers to produce components or to assemble completed 1cc locking clip syringes on a timely basis could have a materially adverse effect on our business.

         We also produce our plunger/clip assemblies and the completed 1cc locking clip syringe at our own production facility in Farmingdale, New York. The Farmingdale facility has an annual capacity of approximately 25,000,000 completed units and can also manufacture the proprietary 1cc plunger/clip for assembly into completed units by our contract manufacturers. We intend, however, to rely primarily on our outside manufacturers as a regular source of supply, since the Farmingdale facility has higher unit costs which could adversely affect our business.


We only manufacture a 1cc syringe and must complete development of a 3cc and other size syringes to expand the market for our products to hospitals and health clinics.

         We are developing a 3cc, non-aspirating, locking clip syringe and other size syringes for hospitals and health clinics. Hospitals and health clinics use more 3cc and other size syringes than 1cc syringes, and may not be willing to purchase our 1cc locking clip syringes until such time as we are also able to offer other size syringes. Until we develop 3cc and other size syringes we may continue to be dependent on a small number of customers, principally international relief agencies, who use 1cc syringes.

We may not be able to comply with the FDA'a Quality System and Good Manufactring Practices.

         Our manufacturing facility in New York is registered with the FDA and with certain state agencies, and we must maintain extensive records, report any adverse experiences on the use of our products and submit to periodic audits and inspections by the FDA and certain state agencies. The Food, Drug, and Cosmetic Act also requires devices to be manufactured in accordance with the quality system regulation, which sets forth good manufacturing practices requirements. Our facility has not been certified as satisfying good manufacturing practices and if we are found not to be in compliance the FDA can impose penalties, enforcement procedures and compliance requirements which could be costly and could require us to discontinue the manufacture and/or the marketing of our products in the United States.


We may not be able to obtain regulatory approvals needed to sell our products in foreign markets.

Many countries impose product standards, packaging requirements, labeling requirements and import restrictions on devices. Foreign regulatory clearances required for our products vary from country to country, may be unpredictable and may impose substantial additional costs and burdens. Compliance with disparate foreign requirements could impose additional costs on us and the failure of our products to obtain required approvals in one or more foreign jurisdictions could limit the market for our products and could have a material adverse effect on our business.



Our ability to compete successfully may depend on our ability to protect our patents and defend against claims of infringing the rights of others.

         We hold three United States patents, including a patent for our locking clip, a key component of our principal products, and we intend to seek United States and appropriate foreign patent protection for patentable technology we develop or acquire.

         We cannot give you any assurance that our three existing United States patents or patents that may be issued to us in the future will not be challenged, invalidated or circumvented in the future or that the rights granted under these patents will provide a competitive advantage.

         Litigation alleging infringement claims against us (with or without merit), or instituted by us to enforce patents owned by us or to determine the enforceability, scope and validity of the rights of others, is costly and time consuming. Because we have limited financial resources, we may be hampered in our ability to protect our patents or to defend against claims of infringement by others. If any relevant claims of third-party patents are upheld, we could be prevented from manufacturing or selling our products or could be required to obtain licenses from the patent owners of each patent, or to redesign our products or processes to avoid infringement. Any of these developments could have a materially adverse effect on our business, financial condition and results of operations.


We are a small company and must compete with three large manufacturers who control 98% of the worldwide syringe market.

         Our principal competition is from manufacturers of traditional disposable syringes. Becton-Dickinson, Sherwood and Terumo Medical Corporation of Japan control approximately 74%, 19% and 5%, respectively, or a total of approximately 98%, of the worldwide syringe market, and are substantially larger, more established and have significantly greater financial, sales and marketing, distribution, engineering, research and development and other resources than we do. To our knowledge, only Becton-Dickinson and Bader & Partner Medizintechnik GmbH, a German machine tool manufacturer, distribute commercially a line of difficult to reuse syringes, none of which allow for aspiration. The Bader DestroJect syringe and the Becton-Dickinson SOLOSHOT and UNIJECT syringes were developed originally for WHO-UNICEF immunization programs. We cannot give you any assurance that the major syringe manufacturers or others will not commence production of difficult to reuse syringes, or that we will be able to successfully compete in this market.

We have limited products liability insurance and exposure to uninsured risks.

         The manufacture and sale of medical products exposes us to the risk of significant damages from product liability claims. Although we maintain product liability insurance against product liability claims in the amount of $5 million per occurrence and $5 million in the aggregate, we cannot give you any assurance that the coverage limits of our insurance policies will be adequate, or that we will continue to be able to maintain such insurance coverage at an acceptable cost. In addition, any successful claim against us in an amount exceeding our insurance coverage could have a materially adverse effect on our business, financial condition or results of operations. Furthermore, we have no recall insurance for foreign countries or the United States. We intend to apply for product recall insurance primarily for the United States market. However, we cannot give you any assurance there that such coverage can be obtained at acceptable cost.


We are dependent on the services of the chairman of our board of directors.

         We are dependent on the experience, abilities and continued services of Joel Schoenfeld, who was elected chairman of our board of directors when he resigned as our chief executive officer effective November 30, 1999. Mr. Schoenfeld's services as chairman of the board of directors and as our employee continue to be avaiable to us. Mr. Schoenfeld is the subject of a Federal Grand Jury Indictment alleging misrepresentation with four other persons in a commercial transaction in 1991 unrelated to our business. We believe that Mr.

Schoenfeld did nothing improper and will be exonerated, but there can be no assurance that the indictment will not result in the loss of Mr. Schoenfeld's services. The loss of the services of Joel Schoenfeld for any reason would have a materially adverse effect on our business and operations.


                                Investment Risks


Our common stock has recently been de-listed from the Nasdaq SmallCap Market.


         Our common stock was de-listed from The Nasdaq SmallCap Market effective the close of business on June 30, 1999. Trading in our common stock has been volatile since that time and the closing sale price for our common stock which was $1.15625 per share on June 30, 1999 has been as low as $.1875 per share on several occasions. The closing price for our common stock on January 31, 2000 was $.75 per share.

         Trading in our common stock and redeemable warrants is now being conducted in the over-the-counter market on the NASD's "Electronic Bulletin Board," rather than the NASDAQ SmallCap Market, and consequently an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the price of, our securities.



The market price for our common stock has been highly volatile.

         The market price of our common stock has been highly volatile. Our operating results, the recent de-listing of our securities from the Nasdaq SmallCap Market and the large number of shares issuable upon exercise of outstanding options and warrants and conversion of convertible securities have impacted the market price of our securities to a significant degree. We cannot give you any assurance that the market price of the common stock will not experience significant fluctuations or further declines.



Our common stock has become subject to the SEC's "penny stock" rules and could become more difficult to sell.

         SEC rules require brokers to provide information to purchasers of "penny stocks," such as our common stock, that are not traded on a national securities exchange or quoted on NASDAQ and trade at less than $5.00 per share. These disclosure requirements may have the effect of reducing trading activity in our common stock and make it more difficult for investors to sell. The rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny market. The broker must also give bid and offer quotations and broker and salesperson compensation information to the customer orally or in writing or with the confirmation. The SEC rules also require a broker to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction before a transaction in a penny stock. Unsolicited transactions are exempted from these rules. Transactions by certain broker-dealers who have not been a market maker in the penny stock in the preceding twelve months and who do not earn significant levels of income from penny stock sales are also exempted.


Future sales of a shares by our current stockholders, or the possibility of such sales, may have an adverse effect on the market price of our stock and impair our ability to raise capital through an offering of equity securities in the future.


         We have 4,698,919 shares of common stock outstanding as of January 31, 2001, of which

         - 2,398,944 shares of common stock are transferable without restriction under the Securities Act

         - 2,299,975 shares may be publicly sold if registered under the Securities Act or in accordance with an applicable exemption from registration, such as Rule 144.

Under Rule 144 a person who has owned restricted securities for at least one year is generally entitled to sell (together with any person with whom the person is required to aggregate sales), within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the common stock is quoted on The Nasdaq Stock Market or a national securities exchange, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of ours for at least three months and who has owned restricted securities for at least two years is entitled to sell shares under Rule 144 without limitation.

         Of the restricted securities,

         - 1,094,710 outstanding restricted shares are being offered by this prospectus and will be freely transferable upon completion of the offering

         - approximately 51,283 shares have been owned by non-affiliates for more than two years and may be sold without restriction under Rule 144

         - an additional 1,143,982 shares are owned by affiliates and others for more than one year and may be sold subject to the volume and other limitations of Rule 144.





Conversion of our series B and series C Preferred Stock and subsequent public sale of our common stock while its market price is declining may result in further decreases in its price.



       We have outstanding 862 shares of series B and series C convertible preferred stock. Each of these series of preferred stock has a stated value of $1,000 per share and is convertible into common stock at a conversion price equal to 75% of the average of the three lowest closing bid prices for the common stock on the NASD's electronic bulletin board over the twenty trading days preceding the date of conversion. The number of shares of common stock that may be acquired upon conversion is determined by dividing the stated value of the number of shares of preferred stock to be converted by the conversion price. The maximum conversion price for the series B and series C preferred stock is $1.10 per share and there is no minimum conversion price. Consequently, there is no limit on the number of shares that may be issued upon conversion. Because the market price for our common stock has declined since it was delisted from the Nasdaq SmallCap Market on June 30, 1999, the number of shares issuable upon conversion of the 862 shares of series B and series C preferred stock which are presently outstanding has increased, which will result in substantial dilution to our existing common stockholders.

          If the holders of the series B and series C convertible preferred stock had converted their shares on January 31, 2000, the conversion price would have been approximately $.234375 per share of common stock. The conversion of all 862 shares of series B and series C preferred stock with a stated value of $1,000 per share would have resulted in the issuance of 3,677,867 shares of common stock, or approximately 78% of the outstanding shares before conversion. The conversion of all 862 shares of series B and series C preferred stock at an assumed conversion price of $.10 per share, which is the conversion price assumed for determining the number of shares of common stock issuable upon conversion of the preferred stock which are being offered by this prospectus, would result in the issuance of 8,620,000 shares of common stock, or approximately 183% of the outstanding shares before conversion. There is no minimum conversion price for the series B and series C preferred stock and we may be required to issue even more than 8,620,000 shares upon conversion of the preferred if the market price for the common stock declines sufficiently. The number of shares issuable upon conversion of the series B and series C preferred stock at an assumed conversion price of $.10 per share would exceed the number of shares of common stock authorized but unissued and not reserved for specific purposes. While we expect that members of management would enter into lock-up agreements when required to not convert options or warrants held by them into an excessive number of shares there can be no assurance we would be able to obtain sufficient lock-ups.


         The conversion of the preferred stock at a conversion price representing a discount to the market price and the subsequent sale of the common stock acquired upon conversion during periods when the market price of the common stock is declining, or the possibility of such conversions and sales, may exacerbate the decline or impede increases in the market price of the common stock.


Other issuances of preferred stock could adversely affect existing holders of our common stock.

         Under our certificate of incorporation the Board of Directors may, without stockholder approval, issue up to 4,995,500 shares of preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the common stock. The preferred stock could be used as a method of delaying or preventing a change in control of the of Univec. We could also create one or more new series of preferred stock with rights and preferences similar to those of our outstanding series B and series C preferred stock, which could result in substantial dilution to holders of our common stock or adversely affect its market price.


Other issuances of common stock upon conversion of convertible securities and upon exercise of warrants and stock options and subsequent public sale of our common stock will result in substantial dilution to existing stockholders.

         In addition to the shares which may be issued upon conversion of our series B and series C preferred stock, we have the following shares of common stock reserved for issuance:

         - 5,484,310 shares upon exercise of options, including options which may be granted in the future pursuant to our stock option plans

         -        5,969,629 shares upon exercise of outstanding warrants

         -        392,878 shares upon exercise of the underwriters' warrants

         - 460,440 shares upon conversion of our series A preferred stock, and

         - 1,483,858 shares in connection with private offerings of our securities.

The number of shares issuable upon conversion of our series B and series C preferred stock is indeterminate because there is no minimum conversion price. If all the shares of series B and series C convertible preferred stock could have been converted on January 31, 2000, the conversion price would have been $.234375 per share of common stock and the conversion would have resulted in the issuance of 3,677,867 shares of common stock, or approximately 78% of the outstanding shares before conversion. A lower conversion price would result in the issuance of more shares and a higher conversion price would result in the issuance of fewer shares upon conversion of the series B and series C preferred stock.

         The exercise of warrants or options or the conversion of convertible securities and the sale of the underlying shares of common stock or the possibility of the exercise, conversion or sale of these securities, including shares under this prospectus, may have a depressive effect on the market price of the common stock. The terms upon which we will be able to obtain additional equity capital may be adversely affected since the holders of outstanding warrants and options or convertible securities can be expected to exercise them, to the extent they are able, at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than those provided in the warrants and options.




                           FORWARD LOOKING STATEMENTS

         Some of the information in this prospectus may contain forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "intend," "anticipate," "estimate," "continue" or similar words. These statements discuss future expectations, estimate the happening of future events or our financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and the documents that we incorporate by reference. The risk factors noted in this section and other factors noted throughout this prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares by the selling securityholders, but we will receive any proceeds of the exercise of warrants and options covering some of the shares of common stock offered by this prospectus. Snow Becker Krauss P.C. has agreed that it will apply any gain from the sale of the shares of common stock being offered by it in reduction of Univec's indebtedness to that firm for legal services.



                    WHERE YOU CAN FIND ADDITIONAL INFORMATION


         We file reports, proxy statements and other information with the SEC. You may read and copy any document we file at the Public Reference Room of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the SEC at Seven World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call 1-800-SEC 0330 for further information concerning the Public Reference Room. Our filings also are available to the public from the SEC's website at www.sec.gov. We distribute to our stockholders annual reports containing audited financial statements.

         We are a Delaware corporation, incorporated on October 7, 1996, and the successor by merger to UNIVEC, Inc., a New York corporation, incorporated on August 18, 1992. Any references to our company in this prospectus includes UNIVEC, Inc., which merged with us on October 10, 1996, and Rx Ultra, Inc., our wholly owned subsidiary.

Information Incorporated by Reference

         The SEC allows us to "incorporate by reference" the information we file with it. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede this information.



         We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until the offering is completed:

         1. Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998, as amended.

         2. Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1999.

         3. Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 1999.

         4. Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1999.

         5. Current Report on Form 8-K (Date of Earliest Event Reported March 18, 1999).

         6. Current Report on Form 8-K (Date of Earliest Event Reported March 22, 1999).

         7. Current Report on Form 8-K (Date of Earliest Event Reported April 6, 1999).

         8.  Current Report on Form 8-K (Date of Earliest Event Reported July 2,
             1999).

         9. The description of the common stock and warrants contained in our Registration Statement on Form 8-A (File No. 0-22413) under Section 12 of the Securities Exchange Act, including any amendments or report updating that description.

You may request a copy of these filings, at no cost, by writing or calling us at:

                                  UNIVEC, INC.
                                 22 Dubon Court
                           Farmingdale, New York 11735
                               Tel: (516) 777-2000
                               Fax: (516) 777-2786
                            Attn: Corporate Secretary

                            INFORMATION ABOUT UNIVEC


         At UNIVEC, Inc. we develop, assemble, license and market safety hypodermic syringes designed to protect the healthcare worker and patient against cross-infection. We also sell and intend to develop other hypodermic devices. We are a Delaware corporation incorporated on October 7, 1996, and the successor by merger to UNIVEC, Inc., a New York corporation, incorporated on August 18, 1992. Any references to our company in this prospectus include UNIVEC, Inc., which merged with us on October 10, 1996, and Rx Ultra, Inc., our wholly owned subsidiary.

         In 1997, we commenced production and sales of our 1cc locking clip syringes, which are designed to make accidental or deliberate reuse difficult. The accidental or deliberate reuse of syringes is a frequent cause of the spread of the human immunodeficiency and hepatitis viruses, as well as other blood-borne pathogens. We have received 510(k) clearance from the U.S. Food and Drug Administration to market our locking clip syringes in the United States.

         We believe that our 1cc difficult to reuse syringes are more effective than competitive syringes and that they are competitively priced. We also believe that we are the only company that markets a difficult to reuse syringe with a 1cc barrel, which is ideal for dispensing .05cc to .95cc dosages of medicine for treatment of allergies, immunization and insulin medicines. It is more difficult to deliver .05cc to .95cc dosages accurately with a syringe barrel that is greater than 1cc. We do not know of any other company that offers an aspirating syringe that can be locked. Healthcare workers need aspirating syringes to mix medications in the syringe barrel and inject medications intravenously. Furthermore, we believe that aspirating syringes are preferred by diabetes patients and needle-exchange programs.

         We rely primarily on several outside contract manufacturers for the production and assembly of our 1cc locking clip syringes. We have a contract with West Pharmaceutical Services to manufacture up to 100,000,000 plungers and another supply contract with a Portuguese manufacturer with an annual capacity of 75,000,000 units. The Portuguese manufacturer also manufacturers syringe barrels and assembles and packages completed 1cc locking clip syringes for us. In addition, we have arrangements with three other foreign syringe manufacturers, with a capacity of 100,000,000 units annually, to assemble and package completed 1cc locking clip syringes from proprietary plunger/clip assemblies manufactured for us by West or the Portuguese manufacturer.

         To augment production of outside manufacturers, we have commenced production of our proprietary plunger/clip assemblies and the completed 1cc locking clip syringe at our own production facility in Farmingdale, New York. The Farmingdale facility has an annual capacity of approximately 25,000,000 completed units and can also manufacture the proprietary 1cc plunger/clip for assembly into completed units by our contract manufacturers. We intend, however, to rely primarily on our outside manufacturers as a regular source of supply, since the Farmingdale facility has higher unit costs which could adversely affect our business.

         Our initial marketing efforts have been directed primarily to international relief agencies, including the International Red Cross, UNICEF and the World Health Organization, as well as to public hospitals and health facilities in the Northeast. We also intend to market our locking clip syringes to

         X   governments of developing countries,

         X   private hospitals and health facilities in the Northeast, and

         X   distributors in the United States.

         We also plan to license our patents and proprietary manufacturing processes relating to our 1cc locking clip and other syringe designs. To stimulate demand for our safety syringes, we plan to initiate promotional and educational campaigns directed at

         X public health officers and other government officials responsible for public health policies,

         X doctors and administrators of healthcare facilities responsible for treatment of HIV-AIDS and hepatitis patients, and

         X liability insurance companies. We plan to enter into arrangements with independent sales agents and distributors in targeted markets.

Recent Developments


         We continue to need additional financing to continue our operations. Since the de-listing of our common stock from the NASDAQ SmallCap Market on June 30, 1999 our stock price has been highly volatile and has been as low as $.1875 per share on several occasions. On January 31, 2000, the closing price for our stock was $.75 per share. The decline in our stock price and its volatility has and will continue to hamper our efforts to raise equity capital. In addition, any equity financing that may become available will be dilutive to existing stockholders.


         On October 4, 1999, we issued 120,000 shares or about 3.1% of our total common stock outstanding upon conversion of outstanding series B preferred stock with a stated value of $18,000. The conversion of our series B and series C preferred stock and the subsequent sale of our common stock while its market price is declining may result in further decreases in the price of our common stock.

         In September and October 1999 we also issued or agreed to issue options to purchase a substantial number of shares:


         X We issued ten year options to purchase 250,000 shares at $.15 per share to a law firm.


         X We granted options expiring in ten years to purchase 500,000 shares at $.15 per share under our 1996 Stock Option Plan.


         In November 1999,


                   - We granted Joel Schoenfeld, the chairman of our board of directors and former chief executive officer, the right to convert all or part of his claim of $203,063 for accrued compensation for 1998 and 1999 into a maximum of 1,700,524 shares, representing a price of $.12 per share. Joel Schoenfeld has exercised his right to convert $50,000 of his compensation claim into 416,666 shares.


                  - We granted Flora Schoenfeld, our Secretary and Treasurer, the right to convert, at the same price of $.12 per share, all or part of her claim for accrued compensation of $24,000 during 1998 and 1999 into a maximum of 200,000 shares.

                  - We agreed to issue to John W. Frank, one of our directors, 223,600 shares in satisfaction of a $26,832 debt we owe him, which also represents a price of $.12 per share.


            In December 1999, we issued 150,000 shares of common stock to a consultant in payment for services pursuant to a consulting agreement.

            In addition, on December 8, 1999, Alexander Eisemann, Jr. asserted a claim for compensation under an agreement with Univec dated September 16, 1999, for 250,000 shares of Univec common stock and a monthly payment of $2,000 for 96 months. While we deny the merits of the claim, if Mr. Eisemann files a lawsuit and is successful, the total number of shares outstanding could be increased by 250,000 shares.

         The conversion of our preferred shares, the issuance of options to purchase a substantial number of shares and the exercise of options and other rights to acquire a substantial number of shares will dilute existing stockholders and may have a depressive effect on the market price for our common stock.

         Management Changes. In November 1999, Mr. Schoenfeld resigned as chief executive and was elected to the position of chairman of the board of directors. Mr. Schoenfeld continues as our employee. Dr. Alan Gold succeeded Mr. Schoenfeld as chief executive officer. Both Mr. Schoenfeld and Dr. Gold remain directors. Also in November 1999, Dr. Andrew D. Rosenberg, Vice Chairman, Department of Anesthesiology, Hospital for Joint Diseases, Orthopadic Institute was elected a director. Mr. David Jay, who was previously a director, resigned for health reasons.

                             SELLING SECURITYHOLDERS

         The table below sets forth the number of shares of common stock beneficially owned as of January 31, 2000, by each selling securityholder, the number of shares of common stock to be sold, and the number of shares of common stock beneficially owned after the sale of the shares of common stock offered hereby. The following table assumes that the selling securityholders will sell all shares of common stock offered by this prospectus.

         On January 31, 2000, we had 4,698,919 shares of common stock outstanding. For purposes of computing the number and percentage of shares beneficially owned by a selling security holder, any shares which such person has the right to acquire within 60 days are deemed to be outstanding, but those shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other selling securityholder.

         The Shaar Fund Ltd., the principal selling security holder, beneficially owns common stock because it owns 862 shares of series B and series C preferred stock which are convertible into common stock and also owns warrants to purchase 150,000 shares of common stock. The number of shares of common stock shown in the table as owned beneficially by Shaar is 247,311 shares, or 5% of the outstanding shares, because the preferred stock is not convertible into common stock if and to the extent the conversion would result in the holder being the beneficial owner of more than 5% of the outstanding common stock.

         Apart from this 5% limitation, the number of shares of common stock issuable upon conversion of the preferred stock is equal to

         - the stated value of $1,000 per share of the preferred stock being converted divided by

         - a conversion price per share equal to 75% of the average of the three lowest closing bid prices for the common stock during the twenty trading days before the conversion or, if less, $1.10 per share.

         If preferred shares were converted on January 31, 2000, the conversion price based on this formula would have been $.234375 per share, and the preferred stock would have been convertible into 3,677,867 shares if all the preferred stock could have been converted. Since the actual conversion price can change and there is no minimum conversion price, the amount of 8,770,000 shares of common stock to be sold by Shaar shown in the table below assumes a conversion price of $.10 per share. The actual number of shares acquired by Shaar upon conversion of its 862 shares of preferred stock will depend on the applicable conversion price at the time of the conversions. The Shaar Fund can sell a total number of shares greater than 5% of the outstanding common stock by converting preferred stock into common stock within the 5% limit and then selling the common stock acquired before again converting the preferred stock.

         Marla Manowitz and Randy Cohen are each offering 250,000 shares issuable upon exercise of options granted to them in September 1999. The number of shares beneficially owned by each of them shown in the table below includes only the 50,000 shares issuable to each of them for which the options are or will be exercisable within 60 days. They can sell all 250,000 shares subject to their options by exercising the options after the options have become exercisable for the full number of shares. The number of shares beneficially owned by them before the offering also includes the shares owned by them which are not being offered pursuant to this prospectus.

                                         Shares of Common Stock                                      Shares of Common
                                           Beneficially Owned             Shares of Common           Stock Owned After
               Name                        Before Offering                Stock to Be Sold              Offering
               ----                        ---------------                ----------------              --------
                                         Number        Percentage
                                         ------        ----------
The Shaar Fund Ltd.                     247,311          5.00% (1)           8,770,000 (2)                 -0-
  Citro Building,
  Wickhams Cay,
  P.O. Box 662,
  Road Town, Tortola, B.V.I.

Joel and Flora Schoenfeld             5,296,612(3)        59.1%                416,666 (4)              4,879,946(54.3%)
  c/o Univec, Inc.
  22 Dubon Court
  Farmingdale, NY 11735

John W. Frank                           799,375           14.5%                223,600                    575,775(10.5%)
  74 Essex Road
  Summit, New Jersey 07901


Richard Mintz
  c/o Univec, Inc.                       68,000           1.5%                  50,000                     18,000
  22 Dubon Court
  Farmingdale, NY 11735

The Malachi Group, Inc.                  19,611(5)         *                    19,611                       -0-
  12 Piedmont Center, Suite 410
  Atlanta, GA 30305

Peter Baxter                             19,611(6)         *                    19,611                       -0-
  4815 Franklin Pond Rd.
  Atlanta, GA 30342

Zazoff Associates                        19,111(7)         *                    19,111                       -0-
  160 Littleton Road, #202
  Parsipany, NJ 07054

The Progressive Group                    11,111            *                    11,111                       -0-
 4711 West Golf Road, Ste. 700
 Skokie, Illinois 60076

Snow Becker Krauss P.C.                 250,000(8)       5.1%                  250,000                       -0-
  605 Third Avenue
  New York, NY 10017

Marla Manowitz                           60,600          1.3%                  250,000 (9)                  10,600
  c/o Univec, Inc.
  22 Dubon Court
  Farmingdale, NY 11735

Randy Cohen                              53,000          1.1%                  250,000 (9)                   3,000
  c/o Univec, Inc.
  22 Dubon Court
  Farmingdale, NY 11735

Syrinter, Ltd.                          360,000          7.6%                  360,000                        -0-
  Haldenstrasse 58
  8904 Aesch
  Zurich, Switzerland

* Less than 1%. The only Selling Securityholders who will own 1% or more of the common stock after the offering are Joel and Flora Schoenfeld (54.3%) and John W. Frank (10.5%). This assumes all shares offered will be sold.

----------
(1) The certificates of designation for the series B and series C preferred stock provide that the preferred stock is not convertible for any number of shares of common stock if and to the extent that the issuance of common stock upon such conversion would result in the holder being deemed the beneficial owner of five percent or more of the then outstanding shares of common stock.

(2) Represents shares of common stock issuable upon exercise of 862 shares of series B and series C preferred stock at an assumed conversion price of $.10 per share plus 150,000 shares of common stock issuable upon exercise of common stock purchase warrants. If the series B and series C preferred stock had been converted on January 31, 2000, the conversion price would have been $.234375 per share and 3,827,767 shares of common stock would have been issued on conversion of the preferred stock and exercise of the warrants. The actual conversion price is 75% of the average of the three lowest closing bid prices of the common stock during the twenty trading day period before the conversion date. The number of shares of common stock that the selling security holder may acquire upon conversion is equal to the number of shares of preferred stock to be converted times $1,000, the stated value of each share of preferred stock, divided by the conversion price. The maximum conversion price for the Series B and Series C preferred stock is $1.10 per share.

(3) Includes 1,483,858 shares of common stock issuable to Joel and Flora Schoenfeld in satisfaction of compensation accrued during 1998 and 1999.

(4) Represents the shares of common stock issued to Joel Schoenfeld in satisfaction of a portion of compensation accrued during 1998 and 1999.

(5) Includes 8,500 shares issuable upon exercise of presently exercisable warrants.

(6) Includes 8,500 shares issuable upon exercise of presently exercisable warrants.

(7) Includes 8,000 shares issuable upon exercise of presently exercisable warrants.

(8) Represents shares of common stock issuable upon exercise of an option issued in connection with payment of fees for legal services.

(9) Represents shares issuable upon exercise of options granted under Univec's 1996 Stock Option Plan.

         None of the selling securityholders has been an officer, director or affiliate of Univec or had any material relationship with Univec during the preceding three years, except as follows:

         The Shaar Fund Ltd. acquired 750 shares of series B preferred stock and warrants expiring August 1, 2001, to purchase 112,500 shares of common stock at $2.15 per share in connection with a private placement in July 1998 and acquired in a private placement in February 1999, 250 shares of series C preferred stock, convertible into common stock until February 8, 2001, and warrants expiring February 8, 2002, to purchase 37,500 shares of common stock at $1.92 per share. In connection with the February 1999 private placement the terms of the series B preferred stock and the warrant sold in the July 1998 private placement were amended to be substantially the same as the terms of the preferred stock and warrants issued in the February 1999 private placement.

         Joel Schoenfeld has served as a director of Univec for more than the past three years and also served as chief executive officer for more than the past three years until November 30, 1999. Mr. Schoenfeld's services continue to be available to us as chairman of our board of directors and as an employee. Flora Schoenfeld, Joel Schoenfeld's wife, has served as Secretary and Treasurer of Univec for more than the past three years.

         John W. Frank has served as a director of Univec for more than the past three years.

         Richard Mintz has served as a director of Univec since March 18, 1999, and prior thereto since April, 1998, has served as a consultant to Univec.

         We paid the Malachi Group, Inc., a registered broker-dealer, $36,250 and issued to them warrants to purchase 8,500 shares of common stock at $2.15 per share expiring August 1, 2001 for services rendered in connection with the 1998 private placement of 750 shares of series B preferred stock and related warrants. Also in connection with the 1998 private placement, we paid Zazoff Associates a finder's fee consisting of $35,000 and warrants to purchase 8,000 shares of our common stock at $2.15 per share expiring August 1, 2001 and we issued to Peter Baxter identical warrants to purchase 8,500 shares of our common stock. In connection with the 1999 private placement, we issued 11,111 shares of our common stock to each of The Malachi Group, Inc., Peter Baxter, Zazof Associates and The Progressive Group.

         Snow Becker Krauss P.C. has served as Univec's regular outside counsel during the past three years.

         Marla Manowitz has served as Chief Financial Officer of Univec since March 18, 1999 and as a director since April 30, 1999. Prior thereto since March 1998 she served as head of Univec's internal accounting department.

         Randy Cohen has served as Univec's director of operations since June 1998. He is the son-in-law of Joel Schoenfeld, the chairman of our board of directors.

         Syrinter, Ltd. supplied Univec with manufacturing equipment used by Univec's Portuguese contract manufacturer.

                              PLAN OF DISTRIBUTION

         The selling securityholders may sell shares from time to time in public transactions, on or off the NASD's electronic bulletin board, or private transactions, at prevailing market prices or at privately negotiated prices. They may sell their shares in the following types of transactions:

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

         - purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; and

         - face-to-face transactions between sellers and purchasers without a broker-dealer.

To our knowledge, the selling securityholders have not entered into any underwriting arrangements for the sale of the shares. As used in this prospectus, selling securityholders include donees, pledgees, distributees, transferees and other successors-in-interest of the selling securityholders named in this prospectus.

          Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling securityholders in amounts to be negotiated in connection with the sale. The selling securityholders and any participating brokers or dealers may be considered "underwriters" within the meaning of the Securities Act in connection with such sales and any commission, discount or concession may be considered underwriting compensation. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through such dealer or broker.

          The shares have been registered pursuant to registration rights granted to the selling securityholders. All costs for the registration will be paid by us. Each selling securityholder must pay brokerage commissions and discounts for the sale of its shares. We have agreed to indemnify the selling securityholders against certain liabilities, including liabilities under the Securities Act. The selling securityholders may agree to indemnify any agent, dealer or broker-dealer participating in sales of the shares against certain liabilities, including liabilities under the Securities Act. The selling securityholders have agreed to indemnify us and our directors, officers and controlling persons against certain liabilities related to the sale of the shares, including liabilities under the Securities Act. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers or controlling persons, in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

          We have advised the selling securityholders that during such time as they may be engaged in a distribution of the shares they are required to comply with Regulation M under the Securities Exchange Act. With certain exceptions, Regulation M precludes any selling securityholder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with its distribution.

          Information as to whether underwriters who may be selected by the selling securityholders, or any other broker-dealer, is acting as principal or agent for the selling securityholders, the compensation to be received by them, and the compensation to be received by other broker-dealers, in the event such compensation is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus.

                            DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of 25,000,000 shares of common stock, $0.001 par value per share, 2,500 shares of series A 8% cumulative convertible preferred stock, $0.001 par value per share, 1,000 shares of series B preferred stock, 1,000 shares of series C preferred stock and 4,995,500 shares of "blank check" preferred stock, $0.001 par value per share. On January 31, 2000, 4,698,919 shares of common stock, 2,072 shares of series A preferred stock, 612 shares of series B preferred stock and 250 shares of series C preferred Stock were issued and outstanding.

         The rights of the holders of our common stock and preferred stock are established by our certificate of incorporation, the certificates of designation for our series A, series B and series C preferred stock, our by laws and Delaware law. The following discussion addresses the material terms of the securities and governing laws.

         Common Stock. Holders of the common stock are entitled to one vote per share, and subject to the rights of holders of the preferred stock, to receive dividends and to share in the assets of Univec available for distribution in the event of a liquidation of Univec. The common stock is not entitled to any preemptive rights.

         Holders of common stock do not have cumulative voting rights, which means that the holders of a majority of our shares of common stock may elect all of the directors, and in that case the holders of the remaining shares will not be able to elect any of our directors. Except as otherwise required by Delaware law, all stockholder action, other than the election of directors by plurality vote, is subject to approval by a majority of the shares of common stock present at a stockholders' meeting at which a quorum, a majority of the issued and outstanding shares of common stock, is present in person or by proxy, or by written consent pursuant to Delaware law.

         All shares of common stock outstanding are fully paid and non-assessable, and the shares of common stock being offered are, or when issued, will be fully paid and non-assessable.

         The board of directors is authorized to issue additional shares of common stock within the limits provided in our certificate of incorporation without further stockholder action.

         Preferred Stock. We are authorized to issue up to 5,000,000 shares of "blank check" preferred stock with rights and preferences determined by our board of directors. Accordingly, our board of directors can, without further stockholder approval, issue preferred stock with dividend, liquidation, conversion, voting or other rights senior to the common stock that could adversely affect the rights of the holders of our common stock. The preferred stock could be used as a method of discouraging, delaying or preventing a change in control of Univec. No shares of preferred stock are outstanding, other than 2,072 shares of series A preferred stock, 612 shares of series B preferred stock and 250 shares of series C preferred stock.

         Series A Preferred Stock. 2,072 of the 2,500 authorized shares of series A preferred stock are outstanding. The terms of the series A preferred stock are as follows:

         Dividend Rights. Holders of series A preferred stock are entitled to receive, prior to the payment of cash dividends on the common stock, cumulative dividends at the rate of $80 per share per annum when declared by our board of directors, out of legally available funds. Dividends on the series A preferred stock are payable in the discretion of the board of directors in cash or additional shares of series A preferred stock (based upon the liquidation value thereof). Unless all cumulative dividends on the series A preferred stock have been paid, we may not

         - pay dividends or make distributions on, or

         - make any payment to purchase or redeem


any of our common stock or other capital stock junior to or in parity with the series A preferred stock. We have agreed that we will not declare or pay any cash dividends on the series A preferred stock without the prior written consent of the underwriter for our initial public offering.

         Redemption. The series A preferred stock is not subject to redemption. Liquidation Rights. The holders of the series A preferred stock are entitled to receive, upon any liquidation of Univec, $1,000 per share, plus unpaid dividends after payment of creditors and senior securityholders. If the assets of Univec are insufficient to make payment in full, the available assets will be distributed to the holders of the series A preferred stock and any other series of preferred stock which is in parity with the series A preferred stock, ratably in proportion to the full amount to which each holder is entitled.

         Conversion Rights. Each share of series A preferred stock is convertible by the holder into 222.22 shares of common stock. The conversion rate is subject to adjustment in the event of a stock split, stock dividend, recapitalization, merger, consolidation or certain other events. Upon conversion, no payment will be made for unpaid dividends on the series A preferred stock.

         Voting Rights. Holders of series A preferred stock have no voting rights, except as may be required by law.

         Series B and Series C Preferred Stock. 612 of the 1,000 authorized shares of series B preferred stock and all 250 of the authorized shares of series C preferred stock are outstanding. The material terms of the series B and series C preferred stock are the same. The series B preferred stock and the series C preferred stock rank equally as to dividends and upon liquidation and rank senior to the common stock and the series A preferred stock. The terms of the series B and series C preferred stock are as follows:

         Dividend Rights. Holders of series B and series C preferred stock are entitled to receive, prior to the payment of cash dividends on the common stock or the series A preferred stock, cumulative dividends at the rate of $50 per share per annum when declared by our board of directors, out of legally available funds. Dividends on the series B and series C preferred stock are payable, in the discretion of the board of directors, in cash or shares of common stock (based upon the value thereof). Unless all cumulative dividends on the series B and series C preferred stock have been paid, we may not

         - pay dividends or make distributions on, or

         - make any payment to purchase or redeem

any of our common stock or other capital stock junior to or in parity with the series B and series C preferred stock.

         Redemption. If the market price of the common stock does not exceed 130% of its closing bid price on July 27, 1998, Univec may redeem shares of series B or series C preferred stock at a cash price of $1,350 per preferred share plus all unpaid dividends.

         Liquidation Rights. The holders of the series B and series C preferred stock are entitled to receive, upon any liquidation of Univec, $1,000 per share, plus unpaid dividends after payment of creditors and senior securityholders. If the assets of Univec are insufficient to make payment in full, the available assets will be distributed to the holders of the series B and series C preferred stock and any other series of preferred stock ranking on a parity, ratably in proportion to the full amount to which each holder is entitled.

         Conversion Rights. Each share of series B and series C preferred stock is convertible by the holder into the number of shares of common stock having the value of $1,000, on the basis of the lower of (i) $1.10 per share and (ii) a price equal to 75% of the average of the three lowest closing bid prices of the common stock during the twenty trading day period before the conversion date. The conversion rate is subject to adjustment in the event of a stock split, stock dividend, recapitalization, merger, consolidation or certain other events. Upon conversion, no payment or allowance will be made in respect of any accrued but unpaid dividends on the series B or the series C preferred stock.

         The series B and series C preferred stock must be converted by us at the same conversion price on February 8, 2001, but without the approval of our stockholders we may not convert the series B or the series C preferred stock if the shares of common stock issued or issuable on all conversions of the series B or series C preferred stock and upon exercise of the related warrants would exceed 19.99% of our outstanding common stock on February 8, 1999. If the series B or series C preferred stock cannot be converted on February 8, 2001, we can redeem the preferred stock for cash at a price equal to 135% of the stated value of $1,000 per share of preferred stock or extend the mandatory conversion date for a period of one year.

         The holders of series B and series C preferred stock do not have the right to convert and we are not obligated to convert series B or series C preferred stock if a conversion would result in the preferred stockholder being the beneficial owner of more than 5% of our outstanding shares of common stock within the meaning of Section 13(d) of the Securities Exchange Act of 1934.

         Voting Rights. Holders of series B and series C preferred stock have no voting rights, except as may be required by law.

                                  LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for us by Snow Becker Krauss P.C., 605 Third Avenue, New York, New York, 10158-0125. Snow Becker Krauss P.C. owns beneficially 250,000 shares of our common stock which are being offered by this prospectus.

                                     EXPERTS

         The consolidated balance sheet as of December 31, 1998, and the consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1998, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Most Horowitz & Company, LLP, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         The following table sets forth the expenses which will be paid by the Registrant in connection with the issuance and distribution of the securities being registered hereby. With the exception of the SEC registration fee, all amounts indicated are estimates.

         SEC Registration fee........................................    $ 1,220
         Printing expenses (other than stock certificates)...........    $ 5,000
         Legal fees and expenses.....................................    $ 5,000
         Miscellaneous...............................................    $   780

         TOTAL.......................................................    $12,000

Item 15.  Indemnification of Directors and Officers.

         Article 6 of the Registrant's Restated Certificate of Incorporation, in accordance with Section 145 of the DGCL, provides that directors and officers shall be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action. Moreover, the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

         Article 6 of the Registrant's Restated Certificate of Incorporation further provides that directors and officers are entitled to be paid by the Registrant the expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that such payment will only be made upon delivery to the Registrant by the indemnified party of an undertaking to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified.

         Article 6 of the Registrant's Restated Certificate of Incorporation provides that a person indemnified under Article 6 of the Certificate of Incorporation may contest any determination that a director, officer, employee or agent has not met the applicable standard of conduct set forth in the Restated Certificate of Incorporation by petitioning a court of competent jurisdiction.

         Article 6 of the Registrant's Restated Certificate of Incorporation provides that the right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in the Article will not be exclusive of any other right which any person may have or acquire under the Restated Certificate of Incorporation, or any statute or agreement, or otherwise.

         Finally, Article 6 of the Registrant's Restated Certificate of Incorporation provides that the Registrant may maintain insurance, at its expense, to reimburse itself and directors and officers of the Registrant and of its direct and indirect subsidiaries against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such persons against such expense, liability or loss under the provisions of Article 6 of the Restated Certificate of Incorporation.

         Article 7 of the Registrant's Restated Certificate of Incorporation eliminates the personal liability of the Registrant's directors to the Registrant or its stockholders for monetary damages for breach of their fiduciary duties as a director to the fullest extent provided by Delaware law.
Section 102(b)(7) of the DGCL provides for the elimination off such personal liability, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived any improper personal benefit.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.  Exhibits.

         3.1*     Restated Certificate of Incorporation of the Registrant.

         3.2*     By-laws of the Registrant, as amended.

         4.1* Agreement and Plan of Merger dated as of October 7, 1996 between the Registrant and UNIVEC, Inc., a New York corporation.

         4.2* Form of warrants between the Registrant and the underwriters of the Registrant's initial public offering.

         4.3* Form of Warrant Agreement between the Registrant and the underwriters of the Registrant's initial public offering.

         4.4*     Specimen common stock Certificate.

         4.5*     Specimen Warrant Certificate (included as Exhibit A to Exhibit
                  4.3 herein).

         4.8* Registration Rights Agreement among the Registrant and the holders of bridge warrants.

         4.09**   Certificate of Designation of Series B Preferred Stock.

         4.10*** Certificate of Amendment of Certificate of Designation of Series B Preferred Stock.

         4.11** Form of Warrant Agreement dated July 27, 1998, between Company and selling securityholder.

         4.12*** Form of Amended and Restated Warrant Agreement, amending and restating the Warrant Agreement dated July 27, 1998, between the Company and the selling securityholder.

         4.13** Registration Rights Agreement dated July 27, 1998, between Company and selling securityholder.

         4.14*** Registration Rights Agreement, dated February 8, 1999, between the Company and the selling securityholder.

         4.15***  Certificate of Designation of Series C Preferred Stock.

         4.16*** Form of Warrant Agreement dated February 8, 1999, between the Company and selling securityholder.

         5.1****  Opinion of Snow Becker Krauss P.C., counsel to the Company.

         23.1**** Consent of Snow Becker Krauss P.C. is included in Exhibit 5.1 to this Registration Statement.

         23.2**** Consent of accountants.

         24.1***  Power of Attorney dated March 9, 1999

---------------
* Incorporated by reference from the Registrant's Registration Statement on Form SB-2 (File No. 333-20187) declared effective on April 24, 1997.

** Incorporated by reference from the Registrant's Registration Statement on Form S-3 (File No. 333-62261) declared effective on December 11, 1999.

***      Previously filed.

****     Filed herewith.

Item 17.  Undertakings.

(a) Rule 415 Offering

    The undersigned small business issuer hereby undertakes that it will:

    (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

        (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

        (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registrant statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii) Include any additional or changed material information on the plan of distribution;

    (2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of such securities at that time to be the initial bona fide offering thereof;

    (3) Remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

(b) Request for Acceleration of Effective Date.

    Insofar as indemnification for liabilities arising under the Securities
Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of the expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Farmingdale, State of New York, on February 2, 2000.

UNIVEC, INC.

By /s/ Alan H. Gold                                                   By /s/ Marla Manowitz
   -------------------------------------                                ------------------------------------------
              Alan H. Gold                                                       Marla Manowitz
   Chief Executive Officer and Director                                Chief Financial Officer
   (Principal Executive Officer)                                       Principal Financial and Accounting Officer)

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/  Alan H. Gold
-----------------------------------------
     Alan H. Gold
     Chief Executive Officer and Director
     (Principal Executive Officer)

/s/ Joel Schoenfeld
-----------------------------------------
     Joel Schoenfeld
     Chairman of the Board of Directors and Director

/s/  Marla Manowitz
------------------------------------------
     Marla Manowitz
     Chief Financial Officer and Director
     (Principal Financial and Accounting Officer)

     John Frank*
-----------------------------------------
     John Frank
     Director

     Richard Mintz*
-----------------------------------------
     Richard Mintz
     Director

-----------------------------------------
     Andrew D. Rosenberg
     Director

*By: /s/ Joel Schoenfeld
     ------------------------------------
     Joel Schoenfeld
     (Attorney-In-Fact)